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                                                                         (h)(7)

                     AMENDMENT TO ADMINISTRATION AGREEMENT

This AMENDMENT TO ADMINISTRATION AGREEMENT (the "Amendment") is dated as of December 9, 2004 by and between Harding, Loevner Funds, Inc. ("HLF") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company ("IBT").

         WHEREAS, HLF and IBT have entered into an Administration Agreement dated June 1, 1999, as amended from time to time (the "Administration Agreement");

         WHEREAS, HLF and IBT desire to amend the Administration Agreement subject to the terms and conditions set forth herein;

         WHEREAS, HLF and IBT have mutually agreed to certain modifications to the Administration Agreement;

         NOW, THEREFORE, HLF and IBT hereby agree to amend the Administration Agreement as follows:

1.        AMENDMENTS.

         (a) Paragraph (a) of Section 3 of the Administration Agreement is hereby amended by deleting such paragraph (a) in its entirety and inserting in lieu thereof the following:

         "(a) Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional and/or modified duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties."

         (b) Paragraph (a) of Section 5 of the Administration Agreement is hereby amended by deleting such paragraph (a) in its entirety and by inserting in lieu thereof, the following:

         "Fees and Expenses of the Bank. For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

         (c) Appendix A to the Agreement -- "Portfolios" -- is hereby amended by deleting such Appendix A in its entirety and replacing it with Appendix A attached hereto as Exhibit A.

         (d) Appendix C to the Agreement is deleted in its entirety and reserved.

         (e) Section 11(a) of the Administration Agreement is hereby amended by deleted the lead-in paragraph of such Section 11(a) in its entirety and replaced with the following new language:

         "(a) The term of this Agreement shall continue through May 31, 2008 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred twenty days prior to the expiration of the Initial Term or any Renewal term, as the case may be."

2. MISCELLANEOUS.

         (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.

                                            HARDING, LOEVNER FUNDS, INC.

                                            By: /s/ David R. Loevner
                                            Name: David R. Loevner
                                            Title: President
                                            Date:


                                            INVESTORS BANK & TRUST COMPANY

                                            By: /s/ Andrew M. Nesvet
                                            Name: Andrew M. Nesvet
                                            Title: Managing Director
                                            Date:    12/10/04

                                   Exhibit A


HARDING, LOEVNER FUNDS, INC.

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